Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form F-4 dated November 8, 2024 (Amendment No. 11) of our report dated June 6, 2024 with respect to the carved out financial statements of Oneshop Retail Sdn Bhd out of Mobilityone Sdn Bhd as of December 31, 2023 and 2022, and the related statements of profit or loss, parent-entity net investment, and cash flows for the year ended December 31, 2023 and 2022.

We also consent to the references to us under the heading “Experts” in such Registration Statement.

/s/ UHY Malaysia
UHY Malaysia (AF 1411)
www.uhy.com.my
Kuala Lumpur, Malaysia

November 8, 2024